UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2015

IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On July 7, 2015, Ixia (the “Company”) completed the repurchase of $65 million in aggregate principal amount of the Company’s 3.00% Senior Convertible Notes due December 15, 2015 (the “Notes”). The Company repurchased these Notes in a privately negotiated transaction for an aggregate cash purchase price of $65,162,500 plus accrued interest up to the date of repurchase in the aggregate amount of approximately $119,000. Following the repurchase, the Company surrendered the repurchased Notes to the trustee under the indenture relating to the Notes for cancellation. As a result of the repurchase and subsequent cancellation, the aggregate principal amount of the Notes that remain outstanding is $135 million.
The Company paid the purchase price for the repurchased Notes with funds withdrawn from the collateral accounts established by the Company pursuant to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of March 2, 2015, by and among the Company, as borrower, certain of the Company’s wholly owned direct or indirect subsidiaries, as guarantors, Silicon Valley Bank, as administrative agent, swingline lender, and letter of credit issuer, and the other lenders parties thereto. Specifically, as required by the Credit Agreement, the Company had deposited in collateral accounts a total of $115 million comprising (i) the funds advanced under the $40 million term loan provided under the Credit Agreement and (ii) additional cash, cash equivalents, and marketable securities in the aggregate amount of $75 million. The Credit Agreement provides that the Company may only withdraw funds from the collateral accounts for the repayment of the Notes at maturity or for earlier repurchases of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated:	July 8, 2015	By:	/s/ Brent Novak
Brent Novak
Chief Financial Officer